Exhibit 99.1

ECLIPSYS APPOINTS CHAIRMAN EUGENE V. FIFE TO THE ADDITIONAL POSITIONS OF
PRESIDENT AND CHIEF EXECUTIVE OFFICER

— Reports Higher Revenues and Reduced Loss for First Quarter of 2005 Compared with First
Quarter of 2004 —

Boca Raton, FL, Friday, April 29, 2005 – Eclipsys® [NASDAQ: ECLP], The Outcomes Company®, today announced that its Board of Directors has named its Chairman and long-standing director Eugene V. Fife to the additional roles of President and Chief Executive Officer. Mr. Fife has been the Chairman of Eclipsys since January 2003 and a director since 1997. He succeeds Paul L. Ruflin, who is leaving the Company.

Separately, Eclipsys reported first quarter 2005 results, summarized in the following table and discussed in greater detail further below:

	In millions, except per share data
	Three months ended March 31,				Three months ended Dec. 31,
	2005	2004	Change $	Change %	2004	Change $	Change %
Revenues	$84.4	$68.4	$16.1	23.5%	$87.2	$(2.8)	(3.2)%
Loss per share	(0.15)	(0.28)	0.13	46.4	(0.06)	(0.09)	(150)

Eclipsys’s senior executives will discuss the results during an investment community teleconference scheduled for 5:00 p.m. Eastern time today, Friday, April 29, 2005. Information for accessing the call and webcast is provided further below.

The Board of Directors stated, “We are pleased with Eclipsys’s improvement over its prior year’s results, and with the Company’s strategy, technology and products. With more than 1,500 customer facilities, including several of the nation’s top academic medical centers, Eclipsys is one of the leaders in the fast-growing healthcare information technology industry. We believe Eclipsys’s has a very significant and exciting growth opportunity in this rapidly transforming marketplace as a single source for integrated, comprehensive software and transaction processing for leading healthcare organizations.

“Having established the right strategy, a broad and deep suite of products rich in features and functionality exemplified by the recently-released Sunrise™ 4.0 XA™, a talented and dedicated workforce, and a large and distinguished customer base, we are confident in Eclipsys’s direction and its current day-to-day performance. We believe that in order to take full advantage of Eclipsys’s potential for profitable growth, the best step for the Company at this stage of its development is to put the execution of its strategy in the hands of our Chairman Gene Fife — a highly experienced manager of growing businesses who knows the healthcare industry, Eclipsys and its senior management well. Our senior management team remains in place, and we are confident that they and Gene will be very effective in moving our business forward with a continued sharp focus on our customers. We are also commencing a search for a long-term CEO who will complement Gene in his continuing role as Chairman,” the Board said. Spencer Stuart has been engaged to lead the search.

Mr. Fife stated, “I am proud of what Eclipsys’s employees have accomplished in providing high value-added solutions to our customers, and I share their excitement for the opportunity we have to become a world-class company. The senior management team and I are united in our commitment to leveraging the talent and skills of our entire Company to develop a scalable organization that matches the scalability of our technology, and to set and achieve a new industry standard for customer service.”

1750 Clint Moore Road, Boca Raton, FL 33487 • phone 561.322.4321 • fax 561.322.4320 • info@eclipsys.com

The Board concluded, “We appreciate Paul’s many contributions to the Company. With his strong consulting background, he played a key role in developing the strategic direction of the Company, which has been so important to Eclipsys’s strong competitive position.”

Mr. Fife, 64, was formerly a general partner of Goldman Sachs & Co., where he served as a member of the firm’s Management Committee and as Chairman of Goldman Sachs International. During his 26 years with the firm, Mr. Fife was responsible for managing the growth of its West Coast and European operations. He retired from Goldman Sachs & Co. in 1995. Mr. Fife’s healthcare industry experience includes serving as chief executive officer of Illuminis, Inc., a medical information systems company, from September 1996 to October 2000, and as a member of the University of Virginia Medical Center’s Operating Board since 2002. He is also the founding principal of Vawter Capital, LLC, a private investment firm, a member of the Board of Directors of Caterpillar, Inc. and the Director of the Miller Center of Public Affairs at the University of Virginia.

First quarter results

First quarter 2005 revenues were $84.4 million compared to revenues of $68.4 million in Q1’04 and $87.2 million in Q4’04, with systems and services revenues approximately 35% higher compared with Q1’04. Net loss for the quarter was $(7.2) million compared to a net loss of $(13.1) million in Q1’04 and $2.9 million in Q4’04. Basic and diluted net loss per share was $(0.15) compared to $(0.28) in Q1’04 and $(0.06) in Q4’04.

Operating cash flows were $(7.1) million in the quarter, compared to $(9.5) million in Q1’04; this represents a $2.4 million improvement compared to Q1’04. Cash, cash equivalents and marketable securities were $106.2 million as of March 31, 2005, and days sales outstanding (DSOs) were 63 days as of March 31, 2005. Deferred revenue (including current and long-term) was $125.0 million as of March 31, 2005, an increase of $26.6 million from $98.4 million as of March 31, 2004.

Investor teleconference today

Investors and analysts interested in participating in today’s 5:00 p.m. Eastern time teleconference should call (800) 573-4752 or, for international callers, (617) 224-4324, and enter passcode 65699575 within 15 minutes before the conference is scheduled to begin. For listen-only mode, participants can go to www.eclipsys.com, Investor Relations/News & Events/Event Calendar about 15 minutes prior to the conference call to register and to download the necessary audio software. An audio replay will be available beginning approximately 7:00 p.m. Eastern time today until the end of the day Tuesday, May 3 by visiting www.eclipsys.com, Investor Relations/News & Events/Event Calendar.

About Eclipsys

Eclipsys is a leading provider of advanced clinical, financial and management information software and service solutions to more than 1,500 healthcare facilities. Eclipsys empowers healthcare organizations to improve patient safety, revenue cycle management and operational efficiency through innovative information solutions. For more information, see www.eclipsys.com or e-mail info@eclipsys.com.

Statements in this news release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Eclipsys as of the date hereof and Eclipsys assumes no obligation to update any such forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks include several risks in connection with our product strategy, including the uncertainty of the time and costs required to implement the strategy, the potential that our strategy could change, the potential that we may encounter technical difficulties in implementing our strategy, and the potential that the changes to our products may affect customer demand. Other risks include potential financial constraints and other factors faced by the healthcare industry, changing customer requirements and other risks described in the filings of Eclipsys with the Securities and Exchange Commission, including its year end report on Form 10-K for the year ended December 31, 2004. Eclipsys Corporation and The Outcomes Company are registered trademarks and Sunrise and XA are trademarks of Eclipsys Corporation. Other product and company names in this news release are trademarks or registered trademarks of their respective companies.

Eclipsys
Michael E. Donner	Robert J. Colletti
SVP & Chief Marketing Officer	SVP & Chief Financial Officer
(media)	(investors)
(561) 322-4485	(561) 322-4650
michael.donner@eclipsys.com	investor.relations@eclipsys.com

Eclipsys Corporation
Consolidated Statements of Operations — Unaudited
(In thousands, except per share amounts)

	Three Months Ended				Three Months Ended
	March, 31				December 31,
	2005	2004	Change $	Change %	2004	Change $	Change %
Revenues:
Systems and services	$83,128	$61,807	$21,321	34.5%	$80,368	$2,760	3.4%
Hardware	1,307	6,577	(5,270)	-80.1%	6,865	(5,558)	-81.0%

Total revenues	84,435	68,384	16,051	23.5%	87,233	(2,798)	-3.2%

Costs and expenses:
Cost of systems and services revenues	52,265	39,338	12,927	32.9%	44,371	7,894	17.8%
Cost of hardware revenues	1,101	5,634	(4,533)	-80.5%	5,667	(4,566)	-80.6%
Sales and marketing	18,176	15,941	2,235	14.0%	18,784	(608)	-3.2%
Research and development	12,576	14,738	(2,162)	-14.7%	13,617	(1,041)	-7.6%
General and administrative	4,356	3,169	1,187	37.5%	4,668	(312)	-6.7%
Depreciation and amortization	3,683	3,081	602	19.5%	3,553	130	3.7%

Total costs and expenses	92,157	81,901	10,256	12.5%	90,660	1,497	1.7%

Loss from operations	(7,722)	(13,517)	5,795	42.9%	(3,427)	(4,295)	-125.3%
Interest income, net	561	454	107	23.6%	536	25	4.7%

Loss before income taxes	(7,161)	(13,063)	5,902	45.2%	(2,891)	(4,270)	-147.7%

Provision for income taxes	—	—	—	—	—	—	—

Net loss	$(7,161)	$(13,063)	$5,902	45.2%	$(2,891)	$(4,270)	-147.7%

Earnings per share:
Basic loss per share	$(0.15)	$(0.28)	$0.13	46.4%	$(0.06)	$(0.09)	-150.0%

Diluted loss per share	$(0.15)	$(0.28)	$0.13	46.4%	$(0.06)	$(0.09)	-150.0%

Weighted average shares outstanding:
Basic	47,323	46,115			46,937

Diluted	47,323	46,115			46,937

Eclipsys Corporation
Consolidated Balance Sheets — Unaudited
As of March 31, 2005 and December 31, 2004
(In thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$69,344	$122,031
Marketable securities	36,860	—
Accounts receivable, net	59,064	64,862
Inventory	1,564	1,644
Other current assets	19,030	15,586

Total current assets	185,862	204,123

Property and equipment, net	35,676	35,002
Capitalized software development costs, net	32,994	29,819
Acquired technology, net	812	886
Goodwill	6,441	6,667
Other assets	22,945	14,923

Total assets	$284,730	$291,420

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred revenue	$107,234	$106,804
Accrued compensation costs	14,003	12,738
Other current liabilities	26,904	32,587

Total current liabilities	148,141	152,129

Deferred revenue	17,741	15,892
Other long-term liabilities	538	122

Stockholders’ equity:
Common stock	474	472
Additional paid-in-capital	432,650	429,001
Unearned stock compensation	(7,179)	(5,641)
Accumulated deficit	(307,505)	(300,343)
Accumulated other comprehensive loss	(130)	(212)

Total stockholders’ equity	118,310	123,277

Total liabilities and stockholders’ equity	$284,730	$291,420

Eclipsys Corporation
Statement of Cash Flow — Unaudited
(In thousands)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Operating Activities:
Net loss	$(7,161)	$(13,063)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,806	6,025
Write-off of capitalized software at development costs	—	—
Bad debt provision	450	550
Loss on sale of marketable securities	—	—
Stock compensation	416	56
Accounts receivable	5,348	4,880
Inventory	80	(1,169)
Other current assets	(3,444)	2,173
Other assets	(8,824)	(1,991)
Deferred revenue	2,279	(2,758)
Accrued compensation	1,265	(4,033)
Other current liabilities	(5,683)	333
Other liabilities	416	(532)

Total adjustments	109	3,534

Net cash used in operating activities	(7,052)	(9,529)

Investing Activities:
Purchase of fixed assets	(4,125)	(4,018)
Purchase of marketable securities	(138,018)	(84,015)
Proceed from sale of marketable securities	101,158	43,207
Sale of investments	—	—
Capitalized software development costs	(6,426)	(4,638)
Acquisitions, net of cash	—	(2,500)

Net cash used in investing activities	(47,411)	(51,964)

Financing Activities:
Exercise of stock options	1,696	2,417
Employee stock purchase plan	—	782

Net cash provided by financing activities	1,696	3,199

Effect of exchange rate changes on cash and cash equivalents	81	(11)

Net decrease in cash and cash equivalents	(52,686)	(58,305)

Cash and cash equivalents, beginning of period	$122,031	$151,683
Cash and cash equivalents, end of period	69,345	93,378
Marketable securities	36,860	40,808

Total cash	$106,205	$134,186